Exhibit 21

Subsidiaries of The FINOVA Group Inc.

(March 16, 2007)

FINOVA Capital Corporation (Delaware)

Cactus Resort Properties, Inc. (Delaware)

Cactus Resort Properties III, LLC (Delaware)

FINOVA Hawaiian Holdings, LLC (Delaware)

FINOVA Waipahu Holdings, LLC (Delaware)

Desert Healthcare, LLC (Delaware)

FINOVA International Finance LLC (Delaware)

Pacific AirCorp 23168, Inc. (Delaware)

Pacific AirCorp 23169, Inc. (Delaware)

Pacific AirCorp 23171, Inc. (Delaware)

Pacific AirCorp 23172, Inc. (Delaware)

Pacific AirCorp 23225, Inc. (Delaware)

Pacific AirCorp 23226, Inc. (Delaware)

FINOVA Lease Receivables LLC (Delaware)

Recycling Technologies, Inc. (Tennessee)

FINOVA Services Limited (United Kingdom)

FINOVA Aviation Lease Limited (United Kingdom)

Townmead Garages Limited (United Kingdom)

FINOVA Health Care Finance Limited (United Kingdom)

The FINOVA Group Limited (United Kingdom)